Consent of Independent Registered Public Accounting Firm

The Board of Trustees

BNY Mellon Funds Trust:

We consent to the reference to our firm under the headings “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/KPMG LLP

New York, New York

October 10, 2008